Exhibit 99.1

News Release

2011-20

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports First Quarter 2011 Results

Luxembourg, May 10, 2011

Intelsat S.A., the world’s leading provider of fixed satellite services, today reported results for the three months ended March 31, 2011.

Intelsat S.A. reported revenue of $640.2 million and a net loss of $215.6 million for the three months ended March 31, 2011. Included in the quarterly results was a $168.2 million non-cash charge for loss on early extinguishment of debt resulting from refinancing activity. The company also reported Intelsat S.A. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $489.3 million, and Intelsat S.A. Adjusted EBITDA[i] of $499.7 million, or 78 percent of revenue, for the three months ended March 31, 2011.

“Intelsat delivered solid 3 percent revenue growth in the first quarter of 2011 and also progressed on initiatives that position the company for long-term profitable growth,” said Intelsat CEO David McGlade. “The quarter featured the addition of leading programmers to our regional video neighborhoods, new strategic agreements with large African and Latin American communications providers, and increased orders under large government programs at our Intelsat General Corporation business. We ended the quarter with $9.9 billion in contracted services backlog, underscoring the stability and visibility inherent in our business.”

McGlade continued, “We have launched two satellites over the past six months and plan to launch another seven through the end of 2012. The new and refreshed capacity these launches offer at key orbital locations is supporting our future growth by attracting strong contract activity from blue-chip customers who rely on the geographic coverage, flexibility, stability and resilience of our global fleet, all of which differentiate us from other operators in the sector.”

Business Highlights

•

As Intelsat launches replacement and growth capacity at many of its video neighborhoods, prominent global and regional video programmers and direct-to-home (“DTH”) operators initiated, expanded and renewed commitments for capacity.

•

In the Indian Ocean region and Asia, India’s Essel Shyam Communications committed to new capacity under a multi-transponder, multi-year commitment on Intelsat’s fastest growing video neighborhood at 66ºE on the Intelsat 17 satellite. Essel Shyam will join Sony Pictures Television and Sun TV Network Ltd., utilizing Intelsat 17’s broad footprint, which is optimized to distribute programming across the greater Indian Ocean region. In addition, global content transmission provider, GlobeCast France SAS, an affiliate of France Telecom, contracted for capacity on Intelsat 18 at 180 ºE for its Pacific DTH platform, establishing this orbital location as a Francophone distribution platform for the Pacific Ocean region.

•

In Europe, new video neighborhood contracts included Viacom’s MTV Networks Europe and Eastern Space Systems of Romania for capacity at Intelsat 1ºW for distribution to cable headends in Central and Eastern European countries.

•

In Africa, Intelsat’s 68.5ºE orbital location is a leading video neighborhood for DTH platforms, populated by the Intelsat 7 and Intelsat 10 co-located satellites, which will be replaced in early 2012 with the planned launch of the Intelsat 20 satellite. During the first quarter, leading African DTH provider, MultiChoice, renewed capacity commitments on Intelsat 10 and contracted for new capacity on Intelsat 904 to support launch of its digital terrestrial television service.

•

Intelsat completed agreements with three of Africa’s largest users of commercial satellite capacity, involving sizeable portfolios and resulting in increased commitments and contract extensions. The complex agreements cover up to 10 satellites that will be used for applications including communications infrastructure, data networking and cellular backhaul.

•

Latin America continues to be a growth region with respect to demand for commercial satellite capacity for infrastructure applications. BT Latin America renewed its commitments with Intelsat under a long-term agreement for capacity on seven satellites, for applications including enterprise networking, broadband access, government services and video services. Separately, Brazilian fixed telecommunications operator, Intelig, a subsidiary of wireless operator Telecom Italia Moviles, renewed its commitments with Intelsat for capacity on two Intelsat satellites for use in IP trunking and cellular backhaul applications.

•

Intelsat General Corporation won the Armed Forces Radio and Television Services (“AFRTS”) Global Satellite Services network contract, which has a one-year term with six one-year options. The network is comprised of capacity on seven satellites, including those of Intelsat and off-network capacity from other operators, as well as managed services to be provided via IntelsatONE(SM) and other facilities. The network is used to provide television and audio services to over 1,000 outlets in more than 175 countries and U.S. territories, and on board U.S. Navy ships.

•	Intelsat’s satellite development programs covering seven satellites continue to progress. Intelsat 18 is the company’s next launch, expected to be completed in the second half of 2011.

•

Intelsat reported a delay in deploying the west antenna reflector, which controls communications in the C-band frequency, on the Intelsat New Dawn satellite launched on April 22, 2011. Intelsat and Orbital Sciences Corporation, the satellite manufacturer, are investigating this issue and assessing possible corrective actions. Deployment of the east Ku-band antenna reflector has been delayed pending resolution of the current situation. The satellite’s solar arrays have been successfully deployed, and the satellite has power and otherwise nominal performance. Since we are in the early stages of the investigation, the potential financial impact, if any, cannot be determined at this time.

•	Intelsat’s average fill rate on its approximately 2,125 station-kept transponders was 78 percent at March 31, 2011.

•

As discussed in our full-year 2010 earnings news release, in the first quarter of 2011 we entered into a new $3.75 billion secured credit facility at Intelsat Jackson Holdings S.A. (“Intelsat Jackson”) and paid off our two previously existing secured credit facilities at Intelsat Corporation (“Intelsat Corp”) and Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”). We also paid off all the remaining outstanding third party debt at Intelsat Corp, and redeemed all of the outstanding Intelsat S.A. 7 5/8% Senior Notes due 2012 and $225.0 million aggregate principal amount outstanding of Intelsat Sub Holdco’s 8 1/2% Senior Notes due 2013. These transactions impacted our loss on early extinguishment of debt for the quarter.

•

In April 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes, consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021. The net proceeds of this offering were primarily used to repurchase and redeem all of the remaining outstanding Intelsat Sub Holdco and Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”) notes, together with all of the outstanding Intelsat Jackson 9 1/4% Senior Notes due 2016 and 11 1/2% Senior Notes due 2016. These transactions were fully completed on May 5, 2011 and as a result, no third party debt remained outstanding at Intermediate Holdco or Intelsat Sub Holdco from such date.

Financial Results for the Three Months Ended March 31, 2011

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, mobile satellite services ”MSS”, and other satellite-based transmission services utilizing capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other revenues also include revenues from consulting and other services.

Revenue for the three months ended March 31, 2011 increased by $19.0 million, or 3 percent, to $640.2 million as compared to $621.1 million for the three months ended March 31, 2010. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services — an aggregate increase of $16.6 million, due primarily to a $6.4 million increase resulting from growth in capacity sold by our Intelsat General business, a $5.9 million increase in revenue resulting from favorable terms, new business and renewals from network services customers primarily in the Latin America and Caribbean and the Africa and Middle East regions, and a $4.3 million increase from media customers primarily in the Europe and the Latin America and Caribbean regions.

•

Managed services — an aggregate decrease of $2.6 million, primarily due to a decrease in revenue from network services customers for trunking and private line solutions largely in the Africa and Middle East and the Asia-Pacific regions, partially offset by an increase in services sold by our Intelsat General subsidiary and an increase in occasional use video services sold to media customers in the Latin America and Caribbean region.

•	Channel — an aggregate decrease of $4.0 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other Off-Network services — an aggregate increase of $4.1 million, primarily due to an $11.0 million increase in transponder services largely related to customers of our Intelsat General business, partially offset by a $6.9 million decline in usage-based MSS revenue.

•

Satellite-related services — an aggregate increase of $4.9 million, due primarily to an increase in professional fees earned for providing flight operations for third-party satellites and government professional services.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

Direct costs of revenue increased by $7.7 million, or 8 percent, to $105.0 million, for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. The increase was primarily due to $8.2 million of higher costs attributable to purchases of off-network FSS capacity services and hardware, primarily related to solutions sold by our Intelsat General business, together with an increase of $2.1 million in staff expenses primarily due to higher salary and share-based compensation expenses. These increases were partially offset by a decrease of $2.1 million in other expenses due to a reduction in satellite insurance costs in 2011 resulting from the expiration of in-orbit insurance coverage.

•

Selling, general and administrative expenses increased by $6.5 million, or 14 percent, to $51.6 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. The increase primarily was due to $7.8 million in higher non-cash compensation costs associated with the Intelsat Global, Ltd. 2008 Share Incentive Plan, partially offset by a decrease of $2.6 million in bad debt expense due to favorable cash collections in the first quarter of 2011 as compared to the prior year period.

•

Depreciation and amortization expense decreased by $1.8 million, or 1 percent, to $195.0 million for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. This decrease was primarily due to the net effect of certain assets becoming fully depreciated and the 2010 impairments of the IS-4 and Galaxy 15 satellites due to anomalies, offset by increases due to satellites placed into service in 2010 and 2011.

•

Our income from operations increased by $44.8 million to $290.3 million for the three months ended March 31, 2011 as compared to $245.5 million for the three months ended March 31, 2010. In addition to the impacts described above, our financial results were affected by certain material pre-tax charges incurred during the three months ended March 31, 2010 and March 31, 2011, as discussed below:

•	a $6.5 million non-cash impairment charge recorded in the first quarter of 2010 to write off our IS-4 satellite, which was deemed unrecoverable after an anomaly occurred in February 2010; and

•

a $29.9 million loss recognized on our derivative financial instruments for the three months ended March 31, 2010 due to cash settlements for interest, representing the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay, together with the impact of marking the instruments to fair value, as compared to a gain on derivative financial instruments of $1.7 million for the three months ended March 31, 2011.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net increased by $9.0 million, or 3 percent, to $348.8 million for the three months ended March 31, 2011 as compared to $339.8 million for the three months ended March 31, 2010. The increase in interest expense was principally due to the following:

•

a net increase of $11.7 million in interest expense associated with our entry into the Intelsat Jackson Senior Secured Credit Agreement, a portion of the proceeds of which was used to repay indebtedness at Intelsat Corp and Intelsat Sub Holdco; and

•

an increase of $3.1 million in interest expense associated with interest paid-in-kind that was accreted into the principal of Intelsat Luxembourg S.A. 11 1/2%/12 1/2% Senior PIK Election Notes due 2017; partially offset by

•	a decrease of $7.2 million resulting from higher capitalized interest due to an increase in capitalized satellite related costs.

Non-cash items in interest expense, net included $20.7 million of payment-in-kind (“PIK”) interest expense and $23.4 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•

Loss on early extinguishment of debt was $168.2 million for the three months ended March 31, 2011 with no similar charge during the three months ended March 31, 2010. The 2011 loss was recognized in connection with the first quarter refinancing activity described earlier in this news release. The loss was primarily driven by the difference between the carrying value of the debt repurchased or redeemed and the total cash amount paid for the purchase, including related fees and a write-off of unamortized debt discounts and debt issuance costs.

•

Other income, net was $4.0 million for the three months ended March 31, 2011 as compared to $2.8 million for the three months ended March 31, 2010. The increase of $1.2 million was primarily due to a $2.1 million increase in exchange rate gains, related to our business conducted in Brazilian reais and euros in 2010, offset by a $1.3 million gain recorded related to our sale of Viasat, Inc. common stock during the first quarter of 2010 with no similar gain recorded in the first quarter of 2011.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $489.3 million for the three months ended March 31, 2011 reflected an increase of $44.2 million from $445.0 million for the same period in 2010. Intelsat S.A. Adjusted EBITDA increased by $16.7 million, or 3 percent, to $499.7 million, or 78 percent of revenue, for the three months ended March 31, 2011 from $483.1 million, or 78 percent of revenue, for the same period in 2010.

At March 31, 2011, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $9.9 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2011

Network Services	$308,092	50%	$307,105	48%
Media	194,343	31%	198,968	31%
Government	113,353	18%	125,208	20%
Other	5,352	1%	8,907	1%

	$621,140	100%	$640,188	100%

By Service Type

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2011

On-Network Revenues
Transponder Services	$450,641	73%	$467,283	73%
Managed Services	79,374	13%	76,742	12%
Channel	31,284	5%	27,296	4%

Total on-network revenues	561,299	91%	571,321	89%
Off-Network and Other Revenues
Transponder, MSS and off-network services	49,572	8%	53,674	8%
Satellite-related services	10,269	1%	15,193	2%

Total off-network and other revenues	59,841	9%	68,867	11%

Total	$621,140	100%	$640,188	100%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operationsi was $30.5 million during the three months ended March 31, 2011. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended March 31, 2011 totaled $175.8 million, including $9.5 million in consolidated capital expenditures incurred for the Intelsat New Dawn satellite.

Intelsat is in the process of procuring and building seven satellites that are expected to be launched from 2011 to 2013. In addition to these announced programs, the company expects to procure one additional replacement satellite during the guidance period ending in 2013. By the conclusion of 2013, our total station-kept transponder count is expected to increase modestly from current levels. Our capital expenditure guidance includes capitalized interest but excludes capital expenditures associated with the Intelsat New Dawn satellite that launched in April of 2011. Intelsat expects 2011 total capital expenditures to range from $725 million to $800 million. Expected annual capital expenditure ranges for fiscal years 2012 and 2013 are $575 million to $650 million, and $175 million to $250 million, respectively.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Tuesday, May 10, 2011 to discuss the company’s financial results for the three months ended March 31, 2011. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (866)831-6247. Non-U.S. participants should call +1 (617)213-8856. The participant pass code is 37845906. Participants will have access to a replay of the conference call through May 17, 2011. The replay number for U.S.-based participants is (888)286-8010 and for non-U.S. participants is +1 (617)801-6888. The participant pass code for the replay is 94903871.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete;

inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2010, its Registration Statement on Form S-1, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011
Revenue	$621,140	$640,188
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	97,357	105,023
Selling, general and administrative	45,119	51,599
Depreciation and amortization	196,807	195,002
Impairment of asset value	6,538	—
(Gains) losses on derivative financial instruments	29,867	(1,714)

Total operating expenses	375,688	349,910

Income from operations	245,452	290,278
Interest expense, net	339,824	348,790
Loss on early extinguishment of debt	—	(168,229)
Other income, net	2,773	3,997

Loss before income taxes	(91,599)	(222,744)
Provision for (benefit from) income taxes	11,829	(6,986)

Net loss	(103,428)	(215,758)
Net loss attributable to noncontrolling interest	810	160

Net loss attributable to Intelsat S.A.	$(102,618)	$(215,598)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011

Net loss	$(103,428)	$(215,758)
Add:
Interest expense, net	339,824	348,790
Loss on early extinguishment of debt	—	168,229
Provision for (benefit from) income taxes	11,829	(6,986)
Depreciation and amortization	196,807	195,002

Intelsat S.A. EBITDA	$445,032	$489,277

Intelsat S.A. EBITDA margin	72%	76%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011

Net loss	$(103,428)	$(215,758)
Add (Subtract):
Interest expense, net	339,824	348,790
Loss on early extinguishment of debt	—	168,229
Provision for (benefit from) income taxes	11,829	(6,986)
Depreciation and amortization	196,807	195,002

Intelsat S.A. EBITDA	445,032	489,277

Add (Subtract):
Compensation and benefits	(5,981)	2,330
Management fees	6,178	6,217
Share in gain of unconsolidated affiliates	(124)	(120)
Impairment of asset value	6,538	—
(Gain) loss on derivative financial instruments	29,867	(1,714)
Gain on sale of investment	(1,261)	—
Non-recurring and other non-cash items	2,821	3,735

Intelsat S.A. Adjusted EBITDA	$483,070	$499,725

Intelsat S.A. Adjusted EBITDA Margin	78%	78%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table and related footnotes below. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEET

($ in thousands, except per share

amounts)

	As of December 31, 2010	As of March 31, 2011
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$692,930	$272,050
Receivables, net of allowance of $21,748 in 2010 and $20,827 in 2011	250,351	291,425
Deferred income taxes	24,090	23,355
Prepaid expenses and other current assets	31,817	48,200

Total current assets	999,188	635,030
Satellites and other property and equipment, net	5,997,283	6,009,867
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	848,318	821,955
Other assets	508,651	530,176

Total assets	$17,592,367	$17,235,955

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$140,984	$155,433
Taxes payable	2,342	—
Employee related liabilities	35,217	24,533
Accrued interest payable	403,446	291,657
Current portion of long-term debt	94,723	24,375
Deferred satellite performance incentives	16,693	17,368
Deferred revenue	79,845	66,585
Other current liabilities	67,584	70,625

Total current liabilities	840,834	650,576
Long-term debt, net of current portion	15,821,902	15,716,424
Deferred satellite performance incentives, net of current portion	132,884	129,066
Deferred revenue, net of current portion	407,103	604,472
Deferred income taxes	484,076	351,387
Accrued retirement benefits	257,455	254,212
Other long-term liabilities	326,531	418,979
Redeemable noncontrolling interest	18,621	16,440

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2010 and March 31, 2011	5,000	5,000
Paid-in capital	1,548,380	1,554,262
Accumulated deficit	(2,175,814)	(2,391,412)
Accumulated other comprehensive loss	(76,507)	(75,275)

Total Intelsat S.A. shareholder’s deficit	(698,941)	(907,425)
Noncontrolling interest	1,902	1,824

Total liabilities and shareholder’s deficit	17,592,367	$17,235,955

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011
Cash flows from operating activities:
Net loss	$(103,428)	$(215,758)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	196,807	195,002
Impairment of asset value	6,538	—
Provision for doubtful accounts	2,200	(425)
Foreign currency transaction loss (gain)	213	(1,901)
Loss on disposal of assets	13	3
Share-based compensation expense	(5,981)	2,224
Deferred income taxes	(106)	(4,858)
Amortization of discount, premium, issuance costs and other non-cash items	25,447	23,436
Interest paid-in-kind	71,986	20,675
Loss on early extinguishment of debt	—	168,229
Share in gain of unconsolidated affiliates	(124)	(120)
Gain on sale of investment	(1,261)	—
(Gains) losses on derivative financial instruments	4,355	(12,616)
Other non-cash items	866	1,704
Changes in operating assets and liabilities:
Receivables	(6,069)	(39,849)
Prepaid expenses and other assets	(78,442)	(49,064)
Accounts payable and accrued liabilities	(70,321)	(49,515)
Deferred revenue	43,232	182,611
Accrued retirement benefits	(847)	(3,243)
Other long-term liabilities	(630)	(10,237)

Net cash provided by operating activities	84,448	206,298

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(190,526)	(175,811)
Proceeds from sale of investment	28,594	—
Capital contributions to unconsolidated affiliates	(6,105)	(6,105)
Other investing activities	4,896	2,261

Net cash used in investing activities	(163,141)	(179,655)

Cash flows from financing activities:
Repayments of long-term debt	(28,125)	(3,583,341)
Proceeds from issuance of long-term debt	13,774	3,268,923
Debt issuance costs	—	(39,787)
Payment of premium on early retirement of debt	—	(93,634)
Noncontrolling interest in New Dawn	610	1,558
Principal payments on deferred satellite performance incentives	(4,315)	(3,143)
Principal payments on capital lease obligations	(98)	—

Net cash used in financing activities	(18,154)	(449,424)

Effect of exchange rate changes on cash and cash equivalents	(213)	1,901

Net change in cash and cash equivalents	(97,060)	(420,880)
Cash and cash equivalents, beginning of period	477,571	692,930

Cash and cash equivalents, end of period	$380,511	$272,050

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$280,826	$358,082
Income taxes paid	6,382	7,417
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$66,335	$73,169

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2011

Net cash provided by operating activities	$84,448	$206,298

Payments for satellites and other property and equipment (including capitalized interest)	(190,526)	(175,811)

Free cash flow from operations	$(106,078)	$30,487

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.